UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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[ ]	Soliciting Material Pursuant to §240.14a-12

CORNING INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORNING INCORPORATED

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED MARCH 18, 2021
FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, APRIL 29, 2021

This supplement (the “Supplement”) amends and supplements the Notice of Annual Meeting of Shareholders and Proxy Statement of Corning Incorporated (the “Company”), dated March 18, 2021 (the “Proxy Statement”), provided to shareholders in connection with the Company’s 2021 Annual Meeting of Shareholders to be held on Thursday, April 29, 2021. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about March 23, 2021.

This Supplement updates the disclosure in the Proxy Statement relating to the effect of abstentions on “Proposal 4 – Approval of 2021 Long-Term Incentive Plan” (“Proposal 4”). Under the Company’s Amended and Restated By-Laws (the “By-Laws”), the approval of each proposal in the Proxy Statement requires a majority of votes cast in favor of or against such proposal by shareholders entitled to vote on the proposal. Abstentions are not considered votes cast under the By-Laws and Section 614(b) of the New York Business Corporation Law. However, shareholder approval is required for Proposal 4 under the listing rules of the New York Stock Exchange (“NYSE”), and NYSE guidance provides that the minimum vote that constitutes approval for such purposes is the number of votes cast in favor of the proposal exceeding the aggregate of votes cast against the proposal plus abstentions. Therefore, pursuant to such NYSE guidance, an abstention will have the same effect as a vote “AGAINST” Proposal 4.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.